Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Green Plains Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑235740) on Form S-3 and the registration statements (Nos. 333-143147, 333-154280, 333-159049, 333-174219, 333-193827, and 333-218933) on Form S-8 of Green Plains Inc. of our reports dated February 20, 2020, with respect to the consolidated balance sheets of Green Plains Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Green Plains Inc.

Our report dated February 20, 2020, on the consolidated financial statements as of December 31, 2019 contains an explanatory paragraph that refers to the Company’s adoption of ASC Topic 842, Leases, and ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Omaha, Nebraska
February 20, 2020